SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

PW Eagle, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PW EAGLE, INC.
222 South Ninth Street, Suite 2880
Minneapolis, Minnesota 55402

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 2, 2002

TO THE SHAREHOLDERS OF PW EAGLE, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of PW Eagle, Inc. will be held on Thursday, May 2, 2002, at the Hilton Minneapolis and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota. The meeting will convene at 3:15 p.m., Minneapolis time, for the following purposes:

1.	To set the number of directors at five.

2.	To elect two Class I directors to serve until the 2005 Annual Meeting of Shareholders.

3.	To ratify and approve the issuance of a total of 142,625 shares of restricted stock to the Company’s officers and directors.

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 29, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors, William H. Spell Chief Executive Officer

Minneapolis, Minnesota
April 3, 2002

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

PW EAGLE, INC.

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 2, 2002

INTRODUCTION

This Proxy Statement is furnished to the shareholders of PW Eagle, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on May 2, 2002, or any adjournment or adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors, and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Any proxy may be revoked at any time before it is voted by written notice to the Secretary or any other officer of the Company, or by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting. Proxies not revoked will be voted in accordance with the choice specified by shareholders by means of the ballot provided on the Proxy for that purpose. Proxies which are signed but which lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the number and slate of directors proposed by the Board of Directors and listed herein. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a “non-vote” proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Meeting for purposes of calculating the vote required for approval of such matter.

The Company expects mailing of this Proxy Statement to shareholders of the Company will commence on or about April 3, 2002. The Company’s corporate offices are located at 222 South Ninth Street, Suite 2880, Minneapolis, Minnesota 55402, and its telephone number is (612) 305-0339.

OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company has fixed March 29, 2002, as the record date for determining shareholders entitled to vote at the meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on March 29, 2002, 6,886,625 shares of the Company’s Common Stock were issued and outstanding. The Common Stock is the only outstanding class of capital stock of the Company. Each share of Common Stock is entitled to one vote at the Annual Meeting.

The presence in person or by proxy of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business. The shares represented by the enclosed proxy will be voted if the proxy is properly signed and received prior to the meeting.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table provides information as of March 29, 2002, concerning the beneficial ownership of the Company’s voting securities by persons who are known to own five percent or more of a class of voting stock of the Company, by each executive officer named in the Summary Compensation Table, by each director, and by all directors and executive officers (including the named individuals) of the Company as a group. Unless otherwise noted, the person listed as the beneficial owner of the shares has sole voting and investment power over the shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class (1)
J.P. Morgan Partners, L.L.C. 1221 Avenue of the Americas New York, NY 10020	1,343,452	(2)	16.3%

William H. Spell 222 S. Ninth Street Minneapolis, MN 55402	746,463	(3)(4)(5)(6)	10.6%

David L. Babson & Company, Inc. 1295 State Street Springfield, MA 01111	597,090	(2)	8.0%

Harry W. Spell 222 S. Ninth Street Minneapolis, MN 55402	516,553	(4)(5)(6)(7)	7.4%

Richard W. Perkins 730 East Lake Street Wayzata, MN 55391	299,072	(5)(6)(8)	4.3%

George R. Long 29 Las Brisas Way Naples, FL 34108	281,607	(6)(9)	4.1%

Bruce A. Richard 2458 Farrington Circle Roseville, MN 55113	267,247	(5)(6)(10)	3.8%

Larry I. Fleming 1550 Valley River Drive Eugene, OR 97401	129,000	(6)(11)	1.9%

Roger R. Robb 1550 Valley River Drive Eugene, OR 97401	110,300	(6)(12)	1.6%

John R. Cobb 1550 Valley River Drive Eugene, OR 97401	110,300	(6)(12)	1.6%

N. Michael Stickel 1550 Valley River Drive Eugene, OR 97401	59,013	(13)	*

Denver Kaufman 2960 Tonkaha Drive Wayzata, MN 55391	2,000	(14)	*

All Directors, Nominees and Officers as a Group (13 persons)	2,702,537	(6)(15)	35.9%

*	Less than 1%
(1)
Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of March 29, 2002 or within sixty days of such date are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by the group.

(2)	Such shares are not outstanding but may be purchased upon exercise of currently exercisable warrants to purchase Common Stock.
(3)	Includes 186,250 shares which may be purchased upon exercise of currently exercisable options and 21,429 shares held by Mr. Spell’s wife.
(4)	Includes 83,500 shares held by the Spell Family Foundation. Messrs. Harry Spell and William Spell share voting and dispositive power over such shares.
(5)
Messrs. William H. Spell, Harry W. Spell, Richard W. Perkins and Bruce A. Richard have individually acquired securities of the Company from the Company and in open market transactions and each of them individually anticipates that he will acquire additional securities of the Company in the future. Such persons have entered into an agreement which requires that a majority of them approve any sale of securities of the Company by any of them. This agreement is designed to keep all of such persons interested and focused on the long-term success of the Company and recognizes that each of such persons contributes specific expertise to the Company through their positions as directors and/or officers. The agreement does not require that such persons vote their shares in any specific manner or act in concert in connection with any purchase or sale of securities of the Company.

(6)
Includes shares which have been issued subject to shareholder approval, as follows: William Spell, 26,250; Harry Spell, 6,125; Richard Perkins, 3,500; George Long, 3,500; Bruce Richard, 6,125; Larry Fleming, 26,250; Roger Robb, 21,000; and John Cobb, 21,000.

(7)	Includes 114,525 shares which may be purchased upon exercise of currently exercisable options.
(8)
Includes 31,300 shares which may be purchased upon exercise of currently exercisable options, 6,429 shares held by a Profit Sharing Trust for Mr. Perkins’ benefit, 5,000 shares held by the Perkins Foundation, and 113,830 shares held by clients of Perkins Capital Management, Inc., as to which Mr. Perkins has sole investment power.

(9)	Includes 31,300 shares which may be purchased upon exercise of currently exercisable options.
(10)	Includes 104,525 shares which may be purchased upon exercise of currently exercisable options.
(11)	Includes 30,250 shares which may be purchased upon exercise of currently exercisable options.
(12)	Includes 26,800 shares which may be purchased upon exercise of currently exercisable options.
(13)	Includes 17,000 shares which may be purchased upon exercise of currently exercisable options.
(14)	Such shares are held by Mr. Kaufman’s wife.
(15)	Includes 638,225 shares which may be purchased upon exercise of currently exercisable options.

SET NUMBER OF DIRECTORS
(Proposal No. 1)

The Bylaws of the Company provide that the number of directors shall not be less than three nor more than twelve, as determined by the shareholders. The Board of Directors recommends that the number of directors be set at five. Each Proxy will be voted for or against such number, or not voted at all, as directed in the Proxy.

Vote Required; Recommendation

The adoption of the resolution to set the number of directors requires the affirmative vote of the greater of (1) a majority of the voting power of shares represented in person or by proxy at the Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Meeting. The Board of Directors recommends that the shareholders vote in favor of this Proposal No. 1.

ELECTION OF DIRECTORS
(Proposal No. 2)

General Information

The Board of Directors consists of three classes of Directors, Class I who hold office until the 2002 Annual Shareholders Meeting, Class II who hold office until the 2004 Annual Shareholders Meeting and Class III who hold office until the 2003 Annual Shareholders Meeting or, in all cases, until their successors are elected. George R. Long and Richard W. Perkins are the current Class I directors whose terms expire as of this Annual Meeting. Messrs. Denver Kaufman and Richard W. Perkins have been nominated for election as Class I directors by the Board of Directors and have consented to being named as nominees. It is intended that solicited proxies will be voted for such nominees. The Company believes that Messrs. Kaufman and Perkins will be able to serve; but in the event either Mr. Kaufman or Mr. Perkins is unable to serve as a director, the persons named as proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose or, in the absence of such proposal, for such fewer directors as results from the inability of Mr. Kaufman or Mr. Perkins to serve.

The Board currently consists of five directors, including the nominees listed below:

Class I Nominees whose terms of office will continue until the 2005 Annual Meeting of Shareholders if elected by the shareholders of the Company:

Denver Kaufman
Richard W. Perkins (1)(2)(3)

Class II Directors whose terms of office will be until the 2004 Annual Meeting of Shareholders:

Bruce A. Richard (1)(3)(4)
William H. Spell (2)(4)

Class III Director whose term of office will continue until the 2003 Annual Meeting of Shareholders:

Harry W. Spell (1)(4)

(1)	Member of Compensation Committee
(2)	Member of Nominating Committee
(3)	Member of Audit Committee
(4)	Member of Executive Committee

The following is information concerning the principal occupations for at least the past five years of the nominees and those directors whose terms will continue beyond the Annual Meeting:

Harry W. Spell, age 78, has been Chairman of the Board since January 1992. He also served as Chief Executive Officer of the Company from January 1992 to January 1997. In addition, Mr. Spell is the Chairman of Spell Capital Partners, LLC, a private equity firm which focuses on leveraged acquisitions of established businesses in the Upper Midwest. Mr. Spell has been involved in private equity investing since 1988. He was employed by Xcel Energy, a Fortune 500 company, until August 1988, where he served as Senior Vice President of Finance and Chief Financial Officer. Mr. Spell currently serves as a director of Appliance Recycling Centers of America, Inc., as well as several private organizations.

William H. Spell, age 45, has been a director of the Company since January 1992 and Chief Executive Officer since January 1997, and served as the Company’s President from January 1992 to January 1997. In addition, Mr. Spell is the President of Spell Capital Partners, LLC, a private equity firm which focuses on leveraged acquisitions of established businesses in the Upper Midwest. Mr. Spell has been involved in private equity investing since 1988. From 1981 through 1988, Mr. Spell was Vice President and Director of Corporate Finance at a regional investment banking firm located in Minneapolis, Minnesota. Mr. Spell has a BS and an MBA degree from the University of Minnesota.

Bruce A. Richard, age 72, has been a director of the Company since March of 1992 and Vice Chairman since February 1996. In addition, Mr. Richard is affiliated with Spell Capital Partners, LLC, a private equity firm which focuses on leveraged acquisitions of established businesses in the Upper Midwest. Mr. Richard has been involved in private equity investing since 1988. He retired as President and Chief Operating Officer of Xcel Energy, a Fortune 500 company, in July of 1986. He is a former member of the Board of Regents of St. John’s University, and serves as a director of several private companies and is actively involved in other philanthropic organizations.

Denver Kaufman, age 72, is a nominee for director of the Company. Since January 1998 Mr. Kaufman has been President of Partners for Assistance in Living, LLC, an organization providing housing for the elderly. From 1991 to 1997 he was President of Housing Alternatives Development Corporation, a nonprofit corporation engaged in providing housing for the frail and elderly, low and moderate income families and handicapped. From 1961 to 1990 he was in the private practice of law with the law firm of Popham, Haik, Schnobrich & Kaufman, Ltd. and was of counsel to such firm from 1990 to 1992.

Richard W. Perkins, age 71, has been a director of the Company since January 1992. Mr. Perkins has been President of Perkins Capital Management, Inc., a registered investment adviser, since 1984 and has had over 40 years experience in the investment business. Prior to establishing Perkins Capital Management, Inc., Mr. Perkins was a Senior Vice President at Piper Jaffray Inc. where he was involved in corporate finance and venture capital activities, as well as rendering investment advice to domestic and international investment managers. Mr. Perkins is also affiliated with Spell Capital Partners, LLC, which is a private equity firm which focuses on leveraged acquisitions of established businesses in the Upper Midwest. Mr. Perkins is a director of various public companies, including: Bio-Vascular, Inc., Lifecore Biomedical, Inc., iNTELEFILM Corporation, CNS, Inc., Quantech Ltd., Nortech Systems, Inc., Vital Images, Inc. and Paper Warehouse, Inc.

Harry W. Spell is William H. Spell’s father.

Vote Required; Recommendation

The election of each nominee requires the affirmative vote of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Meeting. The Board recommends that shareholders vote “For” the nominees for Class I directors named above.

Committee and Board Meetings

The Company has an Audit Committee whose members are Messrs. Richard (Chairman), Long and Perkins and which met four times during fiscal 2001. The Audit Committee, among other responsibilities, recommends to the full Board of Directors the selection of auditors and reviews and evaluates the activities and reports of the auditors, as well as the internal accounting controls of the Company.

The Company has a Compensation Committee whose members are Messrs. Perkins (Chairman), Harry Spell and Richard. The Compensation Committee is charged with determining the compensation to be paid to officers of the Company and determines other compensation issues if requested by the Board of Directors. The Compensation Committee met once during fiscal 2001.

Finally, the Company has a Nominating Committee whose members are Messrs. William Spell (Chairman) and Perkins. The Nominating Committee presents nominees for members on the Board of Directors to the full Board of Directors for approval. The Nominating Committee does consider nominees recommended by Company shareholders. Such recommendations should be submitted in writing to William Spell and include a biography of the nominee. The Nominating Committee met once during fiscal 2001.

The directors and committee members communicate informally to discuss the affairs of the Company and, when appropriate, take formal Board and Committee action by unanimous written consent of all directors or committee members, in accordance with Minnesota law, rather than hold formal meetings. The Board of Directors met formally six times during fiscal 2001. Each director attended not less than 75% of the meetings of the Board of Directors and any committee on which he served.

AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee comprised of three of the Company’s outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rule of the National Association of Securities Dealers, Inc. (“NASD”) that governs audit committee composition, Rule 4310(c)(26)(B)(i), including the requirement that audit committee members all be “independent directors” as that term is defined by NASD Rule 4200(a)(14).

In accordance with its written charter adopted by the Board of Directors (set forth in Appendix A to the proxy statement for the Company’s 2001 annual meeting), the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)	reviewed and discussed the audited financial statements for the year ended December 31, 2001, with management;

(2)	discussed with the independent accountants the material required to be discussed by Statement on Auditing Standards No. 61; and

(3)
reviewed the written disclosures and the letter from the independent accountants required by the Independence Standards Board’s Standard No. 1, and discussed with the independent accountants any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission.

Members of the Audit Committee:
Bruce A. Richard (Chair)
George R. Long
Richard W. Perkins

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Compensation Committee’s Responsibility.    The Compensation Committee of the Board of Directors is currently composed of directors Richard W. Perkins, who is the Chairman of the Committee, Bruce A. Richard and Harry W. Spell. Harry W. Spell was Chairman of the Board of the Company during 2001. Bruce A. Richard was Vice Chairman of the Board during 2001. The Committee is responsible for developing and making recommendations to the Board with respect to compensation of the executive officers of the Company.

Compensation Philosophy.    The Company has designed its compensation programs to reward performance and to attract, retain and motivate employees at all levels of the organization. Generally, base pay is set at competitive levels within the appropriate labor market. Additional opportunities exist for all employees to earn significant amounts of additional compensation based upon the performance of the Company.

Executive compensation is comprised of base salaries, annual EBITDA performance bonuses if earned, and long-term incentive compensation in the form of restricted stock grants and stock option awards. The Company extends loans to executives so they may purchase Company stock and executives participate in various benefits, in which all eligible employees of the Company participate. In addition, special cash bonuses or stock options related to non-recurring, extraordinary performance may be awarded from time to time.

Base Salary.    Base salaries for executive officers are reviewed by the Committee or the Board on an annual basis. Each year the Committee or the Board assesses the executive employee’s level of responsibility, overall job performance and accomplishments, and experience, and then reviews comparable market data to determine appropriate salary increases. Recommendations for salary increases are made to the full Board for its approval. For the year ended 2001, salaries for all executive employees rose slightly.

Annual Incentives.    The Company has an EBITDA (earnings before interest, taxes, depreciation and amortization) Performance Bonus Plan (the “Performance Bonus Plan”). Under this plan, each executive’s position corresponds to a grade for which a year-end EBITDA goal and target bonus amount are established by the Board. Several positions may be assigned to the same grade within the Performance Bonus Plan. Target bonus amounts for the executive employees range from 28% to 66% of base salaries. Executives may earn a bonus of up to three times the amount of the target bonus, depending upon the Company’s actual performance relative to its EBITDA goal. In the event that the EBITDA goal is not reached, the bonus awarded is less than the target bonus and, depending upon performance, no bonus may be awarded.

Long-Term Incentives.    The Company may grant executive employees long-term awards, including stock options pursuant to the Company’s 1997 Stock Option Plan, restricted stock awards and loans for the purchase of Company common stock. Each of the Company’s current executive employees has been granted stock options and shares of restricted stock, and has also received loans for the purchase of Company stock. The Company believes that these types of long-term incentives serve to closely align the goals and motivation of management with those of other shareholders and to provide key personnel with a long-term capital accumulation opportunity.

Other Compensation Plans.    The Company has adopted certain broad-based employee benefit plans in which all employees, including the named executives, are permitted to participate on the same terms and conditions relating to eligibility and generally subject to the same limitation on the amounts that may be contributed or the benefits payable under those plans. The Company maintains a plan qualified under I.R.C. Section 401(k), and the Company made aggregate contributions to this plan of $810,000 for fiscal year 2001. Additionally, the Company maintains a non-qualified Deferred Compensation Plan for executive employees and middle managers, and a Top Hat Plan for executive employees. Participating employees may defer additional amounts of salary and bonuses under these plans.

Chief Executive Officer Compensation.    William H. Spell served as the Company’s Chief Executive Officer in 2001. The Chief Executive Officer and his compensation are evaluated annually based on several factors, including the Company’s achievement of targeted EBITDA goals. The Chief Executive Officer is charged with maximizing the Company’s cash flow, as well as executing the corporate growth strategy, through both internal growth and growth by acquisition.

The Board of Directors believes the Company’s executive compensation policies and programs serve the interests of the Company and its shareholders.

Members of the Compensation Committee:
Richard W. Perkins (Chair)
Bruce A. Richard
Harry W. Spell

Summary Compensation Table

The following table sets forth all cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during the last three fiscal years to the Chief Executive Officer and the four other highest paid executive officers of the Company whose salary and bonus for fiscal 2001 exceeded $100,000:

						Long-Term Compensation
	Annual Compensation					Awards		Payouts
Name and Principal Position	Year		Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Award(s) ($)(2)	Securities Underlying Options/SARs (#)	LTIP Payouts	All Other Compensation ($)
William H. Spell, Chief Executive Officer	2001 2000 1999		212,002 203,919 145,700	0 363,339 280,000	0 0 0	81,086 0 70,000	11,250 0 10,000	0 0 0	17,260 32,437 7,404	(3)
Larry I. Fleming, President	2001 2000 1999	(4)	258,686 202,147 53,172	0 317,202 46,207	0 0 0	81,086 0 105,000	16,250 0 67,500	0 0	17,277 26,077 10,845	(5)
John R. Cobb, Senior Vice President	2001 2000 1999	(4)	190,705 174,663 45,767	0 278,750 38,883	0 0 0	64,869 0 87,500	9,000 0 62,500	0 0 0	5,100 22,422 9,220	(6)
Roger R. Robb, Chief Financial Officer	2001 2000 1999	(4)	189,953 174,663 43,270	0 278,750 28,834	0 0 0	64,869 0 89,750	9,000 0 62,500	0 0 0	14,061 21,367 7,605	(7)
N. Michael Stickel, Senior Vice President	2001	(8)	173,115	0	0	187,500	85,000	0	3,001	(9)

(1)
Does not include car allowances or personal use of Company car, group life insurance or other personal benefits, the aggregate amount of which was less than 10% of the individual’s listed compensation.

(2)
Dividends, if declared by the Company, will be paid on the shares. Aggregate shares of restricted stock held by the named executive officers at December 31, 2001 and the value of such shares on that date (based on a closing stock price of $4.13 per share) are as follows: Mr. Spell held 46,250 shares valued at $191,013; Mr. Fleming held 56,250 shares valued at $232,313; Mr. Cobb and Mr. Robb each held 46,000 shares valued at $189,980; and Mr. Stickel held 25,000 shares valued at $103,250. The fiscal 2001 awards (other than the award to Mr. Stickel) have been made subject to approval by the Company’s shareholders. See Proposal No. 3 below.

(3)	Amount includes Company contributions to the 401(k) plan ($2,100) and nonqualified pension plan ($15,160).
(4)	Such persons began employment with the Company during fiscal 1999.

(5)	Amount includes Company contributions to the 401(k) plan ($5,100) and nonqualified pension plan ($12,177).
(6)	Amount includes Company contributions to the 401(k) plan.
(7)	Amount includes Company contributions to the 401(k) plan ($3,150) and nonqualified pension plan ($10,911).
(8)	Mr. Stickel began employment with the Company during fiscal 2001.
(9)	Amount includes Company contributions to the 401(k) plan ($2,100) and nonqualified pension plan ($901).

Employment	Agreements

The Company has an employment agreement with William H. Spell, Chief Executive Officer of the Company, for a term ending December 31, 2004, which renews automatically for successive one-year terms. Under such contract, Mr. Spell will receive an annual base salary of not less than $200,000 and a $600 per month car allowance. Along with his base salary, he can receive an annual bonus under the Performance Bonus Plan which varies annually, depending upon the amount of the target bonus. Currently, Mr. Spell could receive up to 197% of his base salary if the Company meets certain operating profit levels. Such employment agreement has a confidentiality provision, a one year noncompetition clause and provides for a severance payment equal to Mr. Spell’s base salary for the balance of the initial term of the Agreement (but not less than 12 months) in the event of his termination other than for cause.

The Company has an employment agreement with Larry I. Fleming, President of the Company, for a term ending December 31, 2004 which renews automatically for successive one-year terms. Under such contract, Mr. Fleming will receive an annual base salary of not less than $270,000. Along with his base salary, he can receive an annual bonus under the Performance Bonus Plan which varies annually, depending upon the amount of the target bonus. Currently, Mr. Fleming could receive up to 169% of his base salary if the Company meets certain operating profit levels. Such employment agreement has a confidentiality provision, a one year noncompetition clause and provides for a severance payment equal to Mr. Fleming’s base salary for the balance of the initial term of the Agreement (but not less than 12 months) in the event of his termination other than for cause.

The Company has an employment agreement with John R. Cobb, Senior Vice President of the Company, for a term ending December 31, 2004 which renews automatically for successive one-year terms. Under such contract, Mr. Cobb will receive an annual base salary of not less than $170,000. Along with his base salary, he can receive an annual bonus under the Performance Bonus Plan which varies annually, depending upon the amount of the target bonus. Currently, Mr. Cobb could receive up to 178% of his base salary if the Company meets certain operating profit levels. Such employment agreement has a confidentiality provision, a one year noncompetition clause and provides for a severance payment equal to Mr. Cobb’s base salary for the balance of the initial term of the Agreement (but not less than 12 months) in the event of his termination other than for cause.

The Company has an employment agreement with Roger R. Robb, Chief Financial Officer of the Company, for a term ending December 31, 2004 which renews automatically for successive one-year terms. Under such contract, Mr. Robb will receive an annual base salary of not less than $160,000. Along with his base salary, he can receive an annual bonus under the Performance Bonus Plan which varies annually, depending upon the amount of the target bonus. Currently, Mr. Robb could receive up to 189% of his base salary if the Company meets certain operating profit levels. Such employment agreement has a confidentiality provision, a one year noncompetition clause and provides for a severance payment equal to Mr. Robb’s base salary for the balance of the initial term of the Agreement (but not less than 12 months) in the event of his termination other than for cause.

The Company has an employment agreement with N. Michael Stickel, Senior Vice President of the Company, for a term ending February 11, 2004, which renews automatically for successive one-year terms. Under such contract, Mr. Stickel will receive an annual base salary of not less than $200,000. Along with his base salary, he can receive an annual bonus under the Performance Bonus Plan which varies annually, depending upon the amount of the target bonus. Currently, Mr. Stickel could receive up to 172% of his base salary if the Company meets certain operating profit levels. Such employment agreement has a confidentiality provision, a one year noncompetition clause and provides for a severance payment equal to Mr. Stickel’s base salary for the balance of the initial term of the Agreement (but not less than 12 months) in the event of his termination other than for cause.

Option/SAR Grants During 2001 Fiscal Year

The following table provides information with respect to options granted to the named executive officers during fiscal 2001. No stock appreciation rights have been granted.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
William H. Spell	11,250(1)	7.9%	$3.089	10/17/11	21,855	55,385
Larry I. Fleming	5,000(2) 11,250(1)	3.5% 7.9%	$7.50 $3.089	03/09/11 10/17/11	23,584 21,855	59,765 21,855
John R. Cobb	9,000(1)	6.3%	$3.089	10/17/11	17,484	44,308
Roger R. Robb	9,000(1)	6.3%	$3.089	10/17/11	17,484	44,308
N. Michael Stickel	85,000(2)	59.5%	$7.50	03/09/11	400,920	1,016,011

(1)	Option was granted on October 17, 2001 and vests at a rate of 20% per year starting October 17, 2001.
(2)	Option was granted on March 9, 2001 and vests at a rate of 20% per year starting March 9, 2001.

Option/SAR	Exercises in 2001 Fiscal Year and Fiscal Year End Option Values

The following table sets forth information as to individual exercises of options, number of options and value of options at December 31, 2001 with respect to the named executive officers:

Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Securities Underlying Options/SARs at FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End($)(1) Exercisable/ Unexercisable
William H. Spell	0	N/A	186,250 / 15,000	$444,512 / 13,149
Larry I. Fleming	0	N/A	29,250 / 54,500	19,352 / 34,884
John R. Cobb	0	N/A	26,800 / 44,700	17,624 / 31,120
Roger R. Robb	0	N/A	26,800 / 44,700	16,364 / 29,320
N. Michael Stickel	0	N/A	0 / 85,000	0 / 0

(1)	Based on the difference between the closing price of the Company’s Common Stock as reported by Nasdaq at fiscal year end and the option exercise price.

Directors’	Compensation

In 2001, Harry W. Spell, Chairman of the Board, and Bruce A. Richard, Vice Chairman of the Board, were each compensated for their services in such capacities at the annual rate of $31,200. George R. Long and Richard W. Perkins each received fees of $21,840 for their roles as non-employee directors. In addition, during fiscal 2001 non-employee directors received ten year options to purchase Common Stock at an exercise price of $3.089 per share, the fair market value on the date of grant, as follows: Messrs. Harry Spell and Bruce Richard each received an option to purchase 2,625 shares and Messrs. Long and Perkins each received an option to purchase 1,500 shares. Such options are exercisable in equal 20% installments commencing October 17, 2001. Further, during fiscal 2001 non-employee directors received the following grants of restricted stock: Messrs. Harry Spell and Bruce Richard each received, subject to shareholder approval, 6,125 shares and Messrs. Long and Perkins each received 3,500 shares. See Proposal No. 3 below for additional information respecting the restricted stock grants.

Certain Relationships and Related Transactions

Office Sharing.    The Company has an office sharing arrangement with Spell Capital Partners, LLC pursuant to which the Company currently pays $17,250 per month for space and administrative support. William H. Spell and Harry W. Spell are both members of Spell Capital Partners, LLC.

Loans to Purchase Stock.    In fiscal 1999 and 2001, the Company sold stock to its directors and executive officers and accepted full recourse Promissory Notes in payment of all or a portion of the consideration for such stock. The Company believes that each member of its management team should have a significant stake in the Company’s financial performance. By having a meaningful amount of equity at risk, management’s interests are closely aligned with those of the Company’s shareholders. The Notes bear interest at the rate the Company is paying to the senior secured lender on its revolving credit facility, currently 4.625% per annum. Loans in excess of $60,000 have been made to the following persons:

Name and Title	Highest Amount Outstanding During Fiscal 2001	Amount Outstanding as of March 15, 2002
William H. Spell, Chief Executive Officer	$284,238	$171,738
Larry I. Fleming, President	$98,547	$98,547
John R. Cobb, Senior Vice President	$86,953	$86,953
Roger R. Robb, Chief Financial Officer	$89,447	$89,447
Dobson West, CAO and General Counsel	$86,953	$86,953
George R. Long, Director	$92,301	$92,301
N. Michael Stickel, Senior Vice President	$78,094	$78,094

Stock Performance Chart

The following chart compares the cumulative total shareholder return on the Company’s Common Stock with the S&P Smallcap 600 Index and an index of peer companies selected by the Company (the “Peer Group Index”). The comparison assumes $100 was invested on December 31, 1996 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

Company Name/Index	Base Period Dec 96	Dec 97	Dec 98	Dec 99	Dec 00	Dec 01
PW Eagle	100	$82	$73	$155	$286	$150
S&P SmallCap 600 Index	100	$125	$122	$136	$145	$153
Peer Group	100	$102	$95	$90	$106	$85

The Peer Group Index includes the following companies: Lamson and Sessions Co. and Royal Group Tech Ltd.

RATIFICATION AND APPROVAL OF GRANT OF RESTRICTED STOCK
(Proposal No. 3)

On October 17, 2001, the Board of Directors granted, subject to shareholder approval, a total of 142,625 shares of Common Stock to executive officers and directors of the Company, as follows:

Director/Officer	Number of Shares Granted	Dollar Value (1)
William H. Spell	26,250	$81,086
Larry I. Fleming	26,250	$81,086
Roger R. Robb	21,000	$64,869
John R. Cobb	21,000	$64,869
Dobson West	13,125	$40,543
Keith H. Steinbruck	7,875	$24,326
Neil R. Chinn	7,875	$24,326
Harry W. Spell	6,125	$18,920
Bruce A. Richard	6,125	$18,920
Richard W. Perkins	3,500	$10,812
George R. Long	3,500	$10,812

(1)	Based on $3.089 per share, the closing sale price of the Company’s Common Stock on the date of grant.

The restricted shares remain forfeitable until they have vested according to the following schedule:

Vesting Date	Cumulative Percentage of Shares Vested
October 17, 2004	20%
October 17, 2005	50%
October 17, 2006	100%

If the holder’s employment or other relationship with the Company is terminated for any reason other than death or total disability at any time prior to the vesting date for the restricted stock award, all shares subject to such award that have not vested on the date of termination will be immediately forfeited. If the holder’s employment or other relationship with the Company is terminated by reason of death or total disability prior to the vesting date for the restricted stock award, or in the event of a change of control as defined in the restricted stock agreements entered into at the time of the grants, all risks of forfeiture on the shares of Common Stock subject to such award shall immediately lapse.

Until the shares have been forfeited, the holder shall be entitled to vote the shares and shall receive all dividends attributable to those shares, but shall not have any other rights as a shareholder with respect to such shares.

The Board authorized the grant of the restricted stock to provide equity-based incentives to key individuals in the Company’s management team, including members of the Board of Directors. The Company’s approach to compensation of management and board members has been to provide a combination of equity incentives, including grants of stock options and restricted stock, as well as providing loans to permit the direct purchase of stock. The Company believes this approach is widely-used within publicly-held companies. The current grant of restricted stock is consistent with the Company’s compensation philosophy, as it has been approximately two years since the most recent grant of restricted stock. The Company is seeking shareholder approval of the restricted stock grant in order to comply with Nasdaq Marketplace Rule 4350(i)(1)(A), which requires shareholder approval when an issuer makes an arrangement pursuant to which stock may be acquired by officers or directors. If shareholder approval is not obtained, the Company will rescind such restricted stock grants.

Vote Required, Recommendation

The ratification and approval of the grant and issuance of 142,625 shares of Common Stock requires the affirmative vote of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Meeting. The Board of Directors recommends that the shareholders vote in favor of this Proposal No. 3.

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP has acted as the Company’s independent accountants for the fiscal year ended December 31, 2001, and has been selected to act as the Company’s accountants for fiscal 2002. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Audit Fees.    The aggregate fees billed by PricewaterhouseCoopers LLP for professional services and other integrated services rendered in connection with the audit of the Company’s annual financial statements for fiscal 2001 and reviews of the financial statements included in the Company’s Forms 10-Q for fiscal 2001 were approximately $322,000, of which $288,000 has been billed through March 23, 2002.

Financial Information Systems Design and Implementation Fees.    No fees were billed by PricewaterhouseCoopers LLP for financial information systems design and implementation services during fiscal 2001.

All Other Fees.    The aggregate fees billed by PricewaterhouseCoopers LLP for all other non-audit services rendered to the Company during fiscal 2001, including fees for tax-related services, were $136,000.

The Company’s Audit Committee has considered whether provision of the above non-audit services is compatible with maintaining PricewaterhouseCoopers LLP’s independence and has determined that such services have not adversely affected PricewaterhouseCoopers LLP’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10 percent of the Company’s Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders (“Insiders”) are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 2001 all Section 16(a) filing requirements applicable to Insiders were complied with.

SHAREHOLDER PROPOSALS

The proxy rules of the Securities and Exchange Commission permit shareholders of a Company, after timely notice to the Company, to present proposals for shareholder action in the Company’s proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the proxy rules. The Company did not receive from its shareholders any proposals for action at the 2002 Annual Meeting. Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2003 Annual Meeting of Shareholders must be received by the Company on or before December 4, 2002 to be includable in the Company’s proxy statement and related proxy for the 2003 annual meeting.

Also, if a shareholder proposal intended to be presented at the 2003 annual meeting but not included in the Company’s proxy statement and proxy is received by the Company after February 18, 2003, then management named in the Company’s proxy form for the 2003 annual meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company’s proxy materials.

OTHER BUSINESS

Management knows of no other matters that will be presented at the Annual Meeting of Shareholders. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.

ANNUAL REPORT TO SHAREHOLDERS

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2001 accompanies this notice of meeting and Proxy Statement. No portion of such Annual Report is incorporated herein or is considered to be proxy soliciting material.

FORM 10-K

The Company will furnish without charge to any shareholder, upon written request, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission, including the financial statements contained in the Report. The Company will furnish any exhibit described in the list accompanying the Form 10-K upon the payment in advance of reasonable fees related to the Company’s furnishing such exhibit(s). Any such request should include a representation that the shareholder was the beneficial owner of shares of PW Eagle Common Stock on March 29, 2002, the record date for the 2002 Annual Meeting, and should be directed to: Investor Relations, PW Eagle, Inc., 222 South Ninth Street, Suite 2880, Minneapolis, Minnesota 55402.

By Order of the Board of Directors, William H. Spell Chief Executive Officer

PLEASE DETACH HERE

1. Set the number of directors at five:	☐ For ☐ Against ☐ Abstain

2. Elect two Class I directors : 1—Denver Kaufman 2—Richard W. Perkins	☐ FOR all nominees listed to the left (except as specified below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed to the left.

(Instructions: To withhold authority to vote for any individual nominee, write the name of the nominee in the box provided to the right.	[ ]

3. Ratify and approve issuance of 142,625 shares of restricted stock to Company’s directors and officers:	☐ For ☐ Against ☐ Abstain

4. In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR SUCH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Dated:

[ ]

Signature(s) in Box
(PLEASE DATE AND SIGN name(s) exactly as shown on your stock certificate. Executors, administrators, trustees, guardians, etc., should indicate capacity when signing. For stock held in Joint Tenancy, each joint owner should sign.

PW EAGLE, INC.
ANNUAL MEETING OF SHAREHOLDERS
May 2, 2002
3:15 p.m. Minneapolis Time

Hilton Minneapolis and Towers
1001 Marquette Avenue
Minneapolis, Minnesota

PW Eagle, Inc. 222 South 9th Street, Suite 2880, Minneapolis, Minnesota 55402	proxy

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Harry W. Spell and William H. Spell, and each of them acting alone, with full power of substitution, his or her Proxies to represent and vote, as designated below, all shares of PW Eagle, Inc. (the “Company”) registered in the name of the undersigned, at the Company’s 2002 Annual Meeting of Shareholders to be held at the Hilton Minneapolis and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota, at 3:15 p.m., Minneapolis time, on Thursday, May 2, 2002, and at any adjournment thereof, and the undersigned hereby revokes all proxies previously granted with respect to the Meeting.

See reverse for voting instructions.